EXHIBIT 4.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of March 24, 2004, among Point Therapeutics, Inc., a Delaware corporation (the “Company”), and the investors identified on the signature pages hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act (as defined below) and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Investor, and each Investor, severally and not jointly, desires to purchase from the Company certain securities of the Company, as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Investors agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, Subsidiary or any of their respective properties of which the Company has knowledge before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.

“Business Day” means any day except Saturday, Sunday and any day that is a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Article II.

“Closing Date” means March 26, 2004.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.01 per share, and any securities into which such common stock may hereafter be reclassified.

“Common Stock Equivalents” means any securities of the Company or any Subsidiary which entitle the holder thereof to acquire Common Stock at any time, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

“Company Counsel” means Ropes & Gray LLP.

“Effective Date” means the date that the Registration Statement required by Section 2(a) of the Registration Rights Agreement is first declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Investment Amount” means, with respect to each Investor, the investment amount indicated below such Investor’s name on the signature page of this Agreement.

“Knowledge” means actual knowledge after reasonable investigation by the individual officers and employees who would reasonably be expected to have knowledge of the matter in question. An individual will be deemed to have “knowledge” of a particular fact or matter if: (a) such individual is actually aware of such fact or matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.

“Lien” means any lien, charge, encumbrance, security interest, right of first refusal or other restrictions of any kind.

“Material Adverse Effect” means a material adverse effect on (a) the business, prospects, operations, assets or financial condition of the Company, when taken as a whole, or (b) the ability of the Company to perform its obligations pursuant to the transactions contemplated by this Agreement or under any instruments to be entered into or filed in connection herewith.

“Per Share Purchase Price” equals $4.50.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Placement Agent Warrants” means the warrants which are issuable to each of the placement agents at the Closing.

“Placement Agent Warrant Shares” means the aggregate of 250,000 shares of Common Stock issuable upon exercise of the Placement Agent Warrants.

“Proceeding” means any pending action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition).

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Investors of the Shares, Warrant Shares, and Placement Agent Shares.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of this Agreement, among the Company and the Investors, in the form of Exhibit A.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities” means the Shares, the Warrants, the Warrant Shares, the Placement Agent Warrants and the Placement Agent Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of Common Stock issued or issuable to the Investors at the Closing.

“Subsidiary” means any “significant subsidiary” as defined in Rule 1-02(w) of the Regulation S-X promulgated by the Commission under the Exchange Act..

“Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ SmallCap Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Warrants, and the Placement Agent Warrants.

“Warrants” means the warrants in the form of Exhibit B, which are issuable to the Investors at the Closing.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

ARTICLE II.

PURCHASE AND SALE

2.1 Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to each Investor, and each Investor shall, severally and not jointly, purchase from the Company, the Shares and the Warrants representing such Investor’s Investment Amount. The maximum number of Shares that will be sold in this offering is 3,000,000 million shares. The Closing shall take place at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts, on the Closing Date or at such other location as the parties may agree.

2.2 Closing Deliveries. (a) At the Closing, the Company shall deliver or cause to be delivered to each Investor the following:

(i) each of this Agreement and the Registration Rights Agreement duly executed by the Company;

(ii) the legal opinion of Company Counsel addressed to the Investors, a form of which is attached hereto as Exhibit 2.2(iii);

(iii) a written certification that the Company has received fully executed Securities Purchase Agreements from Investors purchasing not less than an aggregate Investment Amount of $10,000,000 (the date on which such written certification is delivered by the Company is referred to herein as the “Firm Commitment Date”);

(iv) within two (2) Trading Days of the Closing Date, a certificate evidencing a number of Shares equal to such Investor’s Investment Amount divided by the Per Share Purchase Price, registered in the name of such Investor; and

(v) within two (2) Trading Days of the Closing Date, Warrants, registered in the name of such Investor, pursuant to which such Investor shall have the right to acquire additional shares of Common Stock equal to thirty percent (30%) of the number of Shares issuable to such Investor pursuant to Section 2.2(a)(iv).

(b) At the Closing, each Investor shall deliver or cause to be delivered to the Company the following:

(i) its Investment Amount, in United States dollars and in immediately available funds, by wire transfer to an account designated in writing by the Company for such purpose, against delivery of the stock certificates and Warrants to be delivered by the Company pursuant to Sections 2.2(iv) and 2.2(v); and

(ii) each of this Agreement and the Registration Rights Agreement, duly executed by such Investor.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each Investor:

(a) Subsidiaries. The Company has no direct or indirect Subsidiaries other than those listed in Schedule 3.1(a). Point Massachusetts is the sole active subsidiary of the Company. The Company owns all of the outstanding shares of capital stock of Point Massachusetts. The Company has certain other subsidiaries which are dormant “shell” corporations with substantially no business other than business related to the wind-up of its respective affairs. The Company has no exposure to liabilities in connection with the winding up of the affairs of its dormant subsidiaries and the Company is not liable for any tax or other obligations of its dormant subsidiaries under the laws of the jurisdiction where the dormant subsidiaries were incorporated or otherwise, except where such liabilities would not have a Material Adverse Effect.

(b) Organization and Qualification. Each of the Company and Point Massachusetts is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor Point Massachusetts is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents, except where such violation would not have a Material Adverse Effect. Each of the Company and Point Massachusetts is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect.

(c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s or certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or instrument (evidencing a Company or Point Massachusetts debt or otherwise) or other understanding to which the Company or Point Massachusetts is a party or by which any property or asset of the Company or Point Massachusetts is bound or affected, or (iii) to the Company’s knowledge, result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or Point Massachusetts is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or Point Massachusetts is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the

Transaction Documents, other than (i) the filing with the Commission of one or more Registration Statements in accordance with the requirements Registration Rights Agreement, (ii) filings required by state securities laws, and the filing of a Notice of Sale of Securities on Form D with the Commission as required under Regulation D of the Securities Act, (iii) the filings required in accordance with Section 4.5, and (iv) those that have been made or obtained prior to the date of this Agreement.

(f) Issuance of the Securities. The Securities have been duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens, other than restrictions on transfer under applicable securities laws. The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement and the Warrants, and Placement Agent Warrants in order to issue the Shares, the Warrant Shares, and Placement Agent Warrants Shares.

(g) Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock of the Company, and all shares of Common Stock reserved for issuance under the Company’s various option and incentive plans, is set forth in the SEC Reports. Except as set forth in the SEC Reports, no securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities and except as disclosed in SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, Common Stock Equivalents, or contracts, commitments, understandings or arrangements by which the Company or Point Massachusetts is or may become bound to issue additional shares of Common Stock, or Common Stock Equivalents. Except as set forth in Schedule 3.1(g), the issue and sale of the Securities will not, immediately or with the passage of time, obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Investors) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

(h) SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the foregoing materials being collectively referred to herein as the “SEC Reports” and, together with the Schedules to this Agreement (if any), the “Disclosure Materials”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i) Material Changes. Since the date of the latest audited financial statements included within the Company most recently filed Annual Report on Form 10-K, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses, and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information.

(j) Litigation. To the Company’s knowledge, there is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) except as specifically disclosed in the SEC Reports, could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. To the Company’s knowledge, neither the Company nor Point Massachusetts, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, except as specifically disclosed in the SEC Reports or in Schedule 3.1(j). Except as provided in Schedule 3.1(j), there has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or Point Massachusetts under the Exchange Act or the Securities Act.

(k) Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

(l) Compliance. Neither the Company nor Point Massachusetts (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or Point Massachusetts under), nor has the Company or Point Massachusetts received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, banking, occupational health and safety, product quality and safety and employment and labor matters, except in each case as would not have a Material Adverse Effect. The Company is in compliance with the requirements that are applicable to it under the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, except where such noncompliance could not have or reasonably be expected to result in a Material Adverse Effect.

(m) Regulatory Permits. The Company and Point Massachusetts possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits would not have a Material Adverse Effect (“Material Permits”), and neither the Company nor Point Massachusetts has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n) Title to Assets. The Company and Point Massachusetts have good and marketable title in fee simple to all real property owned by them that is material to their respective businesses and good and marketable title in all personal property owned by them that is material to their respective businesses, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and Point Massachusetts. Any real property and facilities held under lease by the Company and Point Massachusetts are held by them under valid, subsisting and enforceable leases of which the Company and Point Massachusetts are in compliance, except as could not have or reasonably be expected to result in a Material Adverse Effect.

(o) Patents and Trademarks. To the Company’s knowledge, the Company and Point Massachusetts have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Point Massachusetts has received a written notice that the Intellectual Property Rights used by the Company or Point Massachusetts violates or infringes upon the rights of any Person where such infringement would have or could reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, except as set forth in the SEC Reports, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

(p) Insurance. The Company and Point Massachusetts are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and Point Massachusetts are engaged. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(q) Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or Point Massachusetts (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(r) Internal Accounting Controls. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act rules 13a-14 and 15d-14) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-K or 10-Q, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of a date within 90 days prior to the filing date of the Form 10-K for the Company’s most recently ended fiscal year (such date, the “Evaluation Date”). The Company presented in its most recently filed Form 10-K the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

(s) Investment Company. The Company is not, and will not after the consummation of this offering of Securities be, and is not, and will not after the consummation of this offering of Securities be, an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(t) Certain Fees. Except as described in Schedule 3.1(t), no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Investors shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by an Investor pursuant to written agreements executed by such Investor which fees or commissions shall be the sole responsibility of such Investor) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

(u) Certain Registration Matters. Assuming the accuracy of the Investors’ representations and warranties set forth in Section 3.2(b)-(e), no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Investors under the Transaction Documents. Except as described in Schedule 3.1(u), the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that have not been satisfied.

(v) Stockholder Approval. No approval of the shareholders of the Company under the rules and regulations of any trading market (including Rule 4350 of the Nasdaq Stock Market), and no approval of the shareholders of the Company thereunder is required for the Company to issue and deliver to the Investors the maximum number of Securities contemplated by this Agreement, including such as may be required pursuant to Nasdaq Rule 4350.

(w) Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Investors as a result of the Investors and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company’s issuance of the Securities and the Investors’ ownership of the Securities.

(x) No Additional Agreements. The Company does not have any agreement or understanding with any Investor with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents.

(y) Disclosure. The Company confirms that it has not provided any of the Investors or their agents or counsel with any information that the Company believes constitutes material, non-public information. The Company understands and confirms that the Investors will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. The Company’s representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(z) Solvency. Based on the financial condition of the Company as of the Closing Date after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder, (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

The Investors acknowledge and agree that the Company does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.1.

3.2 Representations and Warranties of the Investors. Each Investor hereby, for itself and for no other Investor, represents and warrants to the Company as follows:

(a) Organization; Authority. Such Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by such Investor of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate or, if such Investor is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Investor. Each of this Agreement and the Registration

Rights Agreement has been duly executed by such Investor, and when delivered by such Investor in accordance with terms hereof, will constitute the valid and legally binding obligation of such Investor, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b) Investment Intent. Such Investor is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time. Such Investor is acquiring the Securities hereunder in the ordinary course of its business.

(c) Investor Status. At the time such Investor was offered the Securities, it was, and at the date hereof it is, and on each date on which it exercises the Warrants it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Investor is not a registered broker-dealer under Section 15 of the Exchange Act.

(d) Reliance on Exemptions. Such Investor understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein (including the Exhibits hereto) in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

(e) General Solicitation. Such Investor is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f) Access to Information. Such Investor acknowledges that it has reviewed the Disclosure Materials and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing therein; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Investor or its representatives or counsel shall modify, amend or affect such Investor’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in the Transaction Documents.

(g) Independent Investment Decision. Such Investor has independently evaluated the merits of its decision to purchase Securities pursuant to this Agreement, such decision has been independently made by such Investor and such Investor confirms that it has only relied on the advice of its own business and/or legal counsel and not on the advice of any other Investor’s business and/or legal counsel in making such decision.

(h) No Short Sales. Each Investor represents and warrants that from the time RBC Capital Markets Corporation (“RBC’) and/or Paramount Capital, Inc. (“Paramount”), as the case may be, informed such Investor that RBC and/or Paramount was acting as a private placement agent for the Company in connection with the sale of the Shares and Warrants, up through the execution of this Agreement, the Investor did not, directly or indirectly, trade in the Common Stock or execute or effect (or cause to be executed or effected) any short sale or hedge its position in or with respect to the Common Stock.

(i) Acknowledgement of Risk. Such Investor acknowledges and understands that its investment in the Securities involves a significant degree of risk, including, without limitation that (i) the Company remains a development stage business with limited operating history and requires substantial funds in addition to the proceeds from the sale of Securities; (ii) an investment in the Company is highly speculative, and only Investors who can afford the loss of their entire investment should consider investing in the Company and the Securities; (iii) the Investor may not be able to liquidate its investment; (iv) transferability of the Securities is extremely limited; (v) in the event of a disposition of the Securities, the Investor could sustain the loss of its entire investment; and (vi) the Company has not paid any dividends on its Common Stock since inception and does not anticipate the payment of dividends in the foreseeable future.

(j) Transfer or Resale: The Investor understands that:

(i) except as otherwise provided in this Agreement and the Registration Rights Agreement, the Securities have not been and are not being registered under the Securities Act or any applicable state securities laws and, consequently, the Investor may have to bear the risk of owning the Securities for an indefinite period of time because the Securities may not be transferred unless (i) the resale of the Securities is registered pursuant to an effective registration statement under the Securities Act; (ii) the Investor has delivered to the Company an opinion of counsel reasonably acceptable to the Company (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii) the Securities are sold or transferred pursuant to Rule 144;

(ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC promulgated thereunder; and

(iii) except as set forth in this Agreement and the Registration Rights Agreement, neither the Company nor any other person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

The Company acknowledges and agrees that each Investor does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1 (a) Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of the Securities other than pursuant to an effective registration statement, to the Company, to an Affiliate of an Investor or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.

(b) Certificates evidencing the Securities will contain the following legend, until such time as they are not required under Section 4.1(c):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH

EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that an Investor may from time to time pledge, and/or grant a security interest in some or all of the Securities pursuant to a bona fide margin agreement in connection with a bona fide margin account and, if required under the terms of such agreement or account, such Investor may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval or consent of the Company and no legal opinion of legal counsel to the pledgee, secured party or pledgor shall be required in connection with the pledge, but such legal opinion may be required in connection with a subsequent transfer following default by the Investor transferee of the pledge. No notice shall be required of such pledge.

(c) Certificates evidencing the Shares, the Warrant Shares, the Placement Agent Warrants and Placement Agent Warrant Shares shall not contain any legend (including the legend set forth in Section 4.1(b)): (i) while a registration statement (including the Registration Statement) is effective that covers the resale of the Shares, the Warrant Shares, the Placement Agent Warrant Shares or (ii) following a sale of such Shares, Warrant Shares, or Placement Agent Warrant Shares pursuant to Rule 144 (assuming the transferor is not an Affiliate of the Company), or (iii) while such Shares, Warrant Shares, or Placement Agent Warrant Shares are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission). Following such time as restrictive legends are not required to be placed on certificates representing Shares, Warrant Shares, or Placement Agent Warrant Shares in accordance with this Section, the Company will, no later than five trading Days following the delivery by an Investor to the Company or the Company’s transfer agent of a certificate representing Shares, Warrant Shares, or Placement Agent Warrant Shares containing a restrictive legend, deliver or cause to be delivered to such Investor a certificate representing such Shares, Warrant Shares, or Placement Agent Warrant Shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section.

4.2 Furnishing of Information. As long as any Investor owns the Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as any Investor owns Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Investors and make publicly available in accordance with Rule 144(c) such information as is required for the Investors to sell the Shares, Warrant Shares, and Placement Warrant Shares under Rule 144. The

Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell such Shares, Warrant Shares, or Placement Agent Warrant Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

4.3 Integration. The Company shall not, and shall use commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Investors, or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market.

4.4 Subsequent Registrations. Other than pursuant to the Registration Statement, prior to the Effective Date, the Company may not file any registration statement (other than on Form S-8) with the Commission with respect to any securities of the Company.

4.5 Securities Laws Disclosure; Publicity. By 8:30 a.m. (New York City time) on the Trading Day following the Firm Commitment Date, the Company will issue a press release disclosing the transactions contemplated hereby and by 5:30 p.m. (New York time) on the Trading Day following the Closing Date the Company will file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby (and attach as exhibits thereto the Transaction Documents). In addition, the Company will make such other filings and notices in the manner and time required by the Commission and the Trading Market on which the Common Stock is listed. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Investor, or include the name of any Investor in any filing with the Commission (other than the Registration Statement and any exhibits to filings made in respect of this transaction in accordance with periodic filing requirements under the Exchange Act) or any regulatory agency or Trading Market, without the prior written consent of such Investor, except to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Investors with prior notice of such disclosure.

4.6 Limitation on Issuance of Future Priced Securities. During the six months following the Closing Date, the Company shall not issue any “Future Priced Securities” as such term is described by NASD IM-4350-1.

4.7 Indemnification of Investors. In addition to the indemnity provided in the Registration Rights Agreement, the Company will indemnify and hold the Investors and their directors, officers, shareholders, partners, employees and agents (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that any such Investor Party may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in any Transaction Document. In addition to the indemnity contained herein, the Company will reimburse each Investor Party for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred. Notwithstanding anything herein to the contrary, the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any of the Transaction Documents or the Registration Statement or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by RBC, Paramount, or an Investor expressly for use therein.

4.8 Non-Public Information. The Company covenants and agrees that it will not provide any Investor or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Investor shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Investor shall be relying on the foregoing representations in effecting transactions in securities of the Company.

4.9 Use of Proceeds. The Company will use the net proceeds from the sale of the Securities hereunder for working capital purposes.

4.10 Trading Limitations and Restrictions on Short Sales. Each Investor agrees that from the execution of this Agreement until the filing of the Company’s press release pursuant to Section 4.5 announcing the offering of the Securities, such Investor will not, directly or indirectly, trade in the Common Stock or execute or effect (or cause to be executed or effected) any short sale or hedge its position in or with respect to the Common Stock. Furthermore, the Investor will not directly or indirectly sell, offer to sell, solicit offers to buy, dispose of, loan, pledge or grant any right with respect to shares of Common Stock, except in compliance with all relevant securities laws and regulations.

4.11 Reservation and Listing of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Shares pursuant to this Agreement and Warrant Shares pursuant to any exercise of the Warrants. The Company shall use commercially reasonably efforts to (i) list the Common Stock on NASDAQ SmallCap Market and (ii) as soon as reasonably practicable following the Closing, list all of the Shares, Warrant Shares, and Placement Agent Warrant Shares on said trading market. The Company further agrees that if the Company applies and is accepted to have the Common Stock traded on any other trading market, it will use commercially reasonable efforts to list all of the Shares, Warrant Shares, and Placement Agent Warrant Shares on said trading market, and will take such other action as is reasonably necessary to cause the Shares, Warrant Shares, and Placement Agent Warrant Shares to be listed on such other trading market as promptly as possible. Once so listed, the Company will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the trading market.

4.12 Equal Treatment of Investors. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration is also offered to all of the parties to this Agreement.

4.13 Acknowledgements Regarding RBC and Paramount. Each Investor acknowledges that RBC and Paramount are each acting as a placement agent for the Securities being offered hereby and will be compensated by the Company for acting in such capacity. Each Investor further acknowledges that each of RBC and Paramount has acted solely as agent of the Company in connection with the offering of the Securities by the Company, that the information and data provided to the Investor in connection with the transactions contemplated hereby have not been subjected to independent verification by RBC or Paramount, and that each of RBC and Paramount makes no representation or warranty with respect to the accuracy or completeness of such information, data or other related disclosure material. Each Investor further acknowledges that in making its decision to enter into this Agreement and the other Transaction Documents and purchase the Securities it has relied on its own examination of the Company and the terms of, and consequences, of holding the Securities. Each Investor further acknowledges that the provisions of this Section 4.13 are for the benefit of, and may be enforced by, each of RBC and Paramount.

4.14 Sales by Investors. Each Investor covenants to sell any Securities sold by it in compliance with applicable prospectus delivery requirements, if any, or otherwise in compliance with the requirements for an exemption from registration under the Securities Act and the rules and regulations promulgated thereunder. No Investor will make any sale, transfer or other disposition of the Securities in violation of federal or state securities laws.

ARTICLE V.

MISCELLANEOUS

5.1 Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Securities.

5.2 Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	POINT THERAPEUTICS, INC.
125 Summer Street
Boston, MA 02110
Fax: 617-933-2131
Attn: General Counsel

With a copy to:	Steven A. Wilcox
Ropes & Gray LLP
One International Place
Boston, MA 02110
Fax: 617-951-7050

If to an Investor:	To the address set forth under such Investor’s name on the signature pages hereof;

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

5.4 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Investors holding a majority of the Shares. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

5.5 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

5.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company will not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investors, and no Investor will assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company. Notwithstanding the foregoing, in the event of a sale of all or substantially all of the assets of the Company to any other corporation(s) or entity(s), or in the event of a bona fide consolidation or merger of the Company with or into any other corporation(s) or entity(s), the Company may assign its rights and obligations hereunder to said corporation(s) or entity(s). Notwithstanding the foregoing, a Investor may assign all or part of its rights and obligations hereunder to any of its “affiliates,” as that term is defined under the Securities Act, without the consent of the Company so long as the affiliate is an accredited Investor (within the meaning of Regulation D under the Securities Act) and agrees in writing to be bound by this Agreement. This provision does not limit the Investor’s right to transfer the Securities pursuant to the terms of this Agreement or to assign the Investor’s rights hereunder to any such transferee pursuant to the terms of this Agreement.

5.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.7 (as to each Investor Party).

5.8 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) will be exclusively commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence a Proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such Proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding; provided, however, that in the event one or more Investors is a party to such Proceeding, the Company shall only be required to pay attorney’s fees and other costs and expenses of one law firm serving as counsel to said Investors.

5.9 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

5.10 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.11 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities. If a replacement certificate or instrument evidencing any Securities is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

5.12 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Investors and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.13 Payment Set Aside. To the extent that the Company makes a payment or payments to any Investor pursuant to any Transaction Document or an Investor enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.14 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. The decision of each Investor to purchase Securities pursuant to the Transaction Documents has been made by such Investor independently of any other Investor. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Securities or enforcing its rights under the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.

5.15 Limitation of Liability. Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that the liability of an Investor arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Investor, and that no trustee, officer, other investment vehicle or any other Affiliate of such Investor or any investor, shareholder or holder of shares of beneficial interest of such a Investor shall be personally liable for any liabilities of such Investor.

5.16 Termination. In the event that the Closing shall not have occurred with respect to an Investor on or before March 26, 2004, this Agreement shall terminate and be of no further force or effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

POINT THERAPEUTICS, INC.

Name:
Title:
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK SIGNATURE PAGES FOR INVESTORS FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first written above.

[INVESTOR]

By:
Name:
Title:

Investment Amount: $

Address for Notice:

Exhibit 2.2(iii)

[Form of Legal Opinion]

RBC Capital Markets Corporation

Two Embarcadero Center

Suite 1200

San Francisco, CA 94111

and

Paramount Capital, Inc.

787 Seventh Avenue, 48th Floor

New York, New York 10019

and

The Investors Listed on Schedule “A” Annexed hereto

Re: Point Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as counsel for Point Therapeutics, Inc., a Delaware corporation (the “Company”) in connection with its issuance and sale of up to 3,000,000 shares (the “Shares”) of the Company’s common stock, $.01 par value (the “Common Stock”), and warrants to purchase up to [                      ] shares of Common Stock at an exercise price of $             per share (each a “Warrant” and collectively, the “Warrants”), to the investors identified in the Securities Purchase Agreement dated as of March         , 2004 (the “Securities Purchase Agreement”), by and between the Company and such investors and (b) warrants to purchase an aggregate of 250,000 shares of Common Stock at an exercise price of $             per share (the “Placement Agent Warrants”), to RBC Capital Markets Corporation (“RBC”) and Paramount Capital, Inc. (“Paramount”). This opinion is furnished to you in connection with Section 2.2(a)(iii) of the Securities Purchase Agreement. Unless otherwise specifically defined herein, each of the capitalized terms used herein shall have the meaning ascribed to it in the Securities Purchase Agreement.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments as we have deemed necessary for purposes of this opinion, including, without limitation, (i) the Warrants, (ii) the Placement Agent Warrants, (iii) the Securities Purchase Agreement, and (iv) the Registration Rights Agreement dated as of March [24], 2004 (the “Registration Rights Agreement”), by and among the Company and the Investors. The documents referred to in clauses (i) through (iv) above are hereinafter referred to as the “Purchase Documents”.

We have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without making independent verification, upon certificates of officers of the Company, public officials and other appropriate persons, and on the representations and warranties as to matters of fact and on the covenants as to the application of proceeds contained in the Purchase Documents. We have not undertaken any search of court records or made any other special investigation of litigation or the legal affairs of the Company for purposes of this opinion.

The opinions expressed herein are limited to matters governed by the laws of The Commonwealth of Massachusetts, the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. The Company (a) is a corporation validly existing in good standing under the laws of the State of Delaware and (b) has the corporate power to own its property, to conduct the business in which it is engaged as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, to execute and deliver each of the Purchase Documents to which it is a party and to perform its obligations thereunder. The Company is duly qualified to conduct business as a foreign corporation in The Commonwealth of Massachusetts. Point Massachusetts (a) is a corporation validly existing in good standing under the laws of The Commonwealth of Massachusetts and (b) has the corporate power to own its property, and to conduct the business in which it is engaged as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

2. The Company has duly authorized, executed and delivered each of the Purchase Documents and (subject to the qualifications set forth in the unnumbered paragraphs at the end hereof) each such Purchase Document constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

3. The Shares of Common Stock being issued pursuant to the Securities Purchase Agreement have been duly authorized and, when delivered and paid for pursuant to the Securities Purchase Agreement, will be validly issued, fully paid and nonassessable, and the issuance thereof will not violate any statutory or, to our knowledge, contractual preemptive or similar rights.

4. The Company has authorized and reserved for issuance upon exercise of the Warrants [              ] shares of its Common Stock. When the shares of Common Stock are issued out of the Company’s duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Warrants and the Securities Purchase Agreement and the Company has received the consideration therefore in accordance with the terms of the Warrants and the

Securities Purchase Agreement, such shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable, and the issuance thereof will not violate any statutory or, to our knowledge, contractual preemptive or similar rights.

5. The Company has authorized and reserved for issuance upon exercise of the Placement Agent Warrants, 250,000 shares of its Common Stock. When the shares of Common Stock are issued out of the Company’s duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Placement Agent Warrants and the Company has received the consideration therefore in accordance with the terms of the Placement Agent Warrants, such shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable, and the issuance thereof will not violate any statutory or, to our knowledge, contractual preemptive or similar rights.

6. The execution and delivery by the Company of the Purchase Documents and the performance by the Company of its obligations thereunder will not violate (a) the certificate of incorporation or by-laws of the Company or (b) any provision of any Massachusetts, New York or federal law, statute, rule or regulation or of the General Corporation Law of the State of Delaware, except that we express no opinion as to state securities or blue sky laws or as to compliance with the antifraud provisions of federal and state securities laws.

7. To our knowledge, after having made inquiry of officers of the Company but without having made any other investigation, the Company is not a party to any action, suit or proceeding which (a) places in question the validity or enforceability of, or seeks to enjoin the performance of, the Purchase Documents or (b) if resolved in a manner unfavorable to the Company would have a Material Adverse Effect.

8. Assuming the accuracy of the representations of the investors in Section 3.2 of the Securities Purchase Agreement and the accuracy of the representations of RBC and Paramount to the Company regarding the offering and sale of the Securities, and assuming the performance by the Investors of their obligations under the Securities Purchase Agreement, the offer, issuance, sale and delivery of the Shares and the Warrants to the Investors under the Securities Purchase Agreement do not require registration under the Securities Act of 1933, as amended.

Our opinion that each of the Purchase Documents constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, is subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws of general application affecting the rights and remedies of investors and secured parties, and (ii) general principles of equity.

The opinions expressed herein are subject to the qualification that the enforceability of provisions in the Purchase Documents providing for indemnification or contribution may be limited by public policy considerations. In addition, we express no opinion as to (i) the extent to which broadly worded waivers may be enforced, (ii) the extent to which provisions providing for conclusive presumptions, non-effectiveness of oral modifications, arbitration, submission to jurisdiction, waiver of or consent to service of process and venue or waiver of offset or defenses will be enforced or (iii) the enforceability of any provisions imposing liquidated damages, penalties or forfeitures.

This opinion is being furnished only to the addressees and is solely for their benefit and the benefit of their assignees permitted by the Purchase Documents. This opinion may not be relied upon for any other purpose or by any other person, without our prior written consent.

Very truly yours,

Ropes & Gray LLP

Schedule A

Name

Disclosure Schedules

Schedule 3.1(a)

The Company’s direct and indirect subsidiaries are:

Point Therapeutics Massachusetts, Inc., a Massachusetts corporation

Hemapharm, Inc., a Delaware corporation

HemaSure A/S, a Danish corporation

HemaSure A/B, a Swedish corporation

Schedule 3.1(j)

Timothy J. Barberich, a Director of the Company, has been named in a purported class action lawsuit in connection with his role as Chairman of the Board and Chief Executive Officer of Sepracor Inc. The lawsuit, filed in November 2002 in the United States District Court of Massachusetts was brought against Sepracor and certain of its current and former officers, including Mr. Barberich. The plaintiff claims to represent purchasers of Sepracor convertible debt securities during the period from December 4, 2000 through March 6, 2002 and seeks unspecified damages on their behalf. The plaintiff alleges that the defendants misled the purchasers of Sepracor’s convertible debt securities concerning prospects for Sepracor’s drug candidate, SOLTARA (TM). Sepracor intends to vigorously defend this matter.

Schedule 3.1(t)

The Company has agreed to pay the RBC Capital Markets as placement agent under this transaction a cash fee in the amount of 7.0% of the gross proceeds raised in the private placement and warrants to purchase 250,000 shares of Common Stock. Pursuant to a separate agreement between RBC Capital Markets and Paramount Capital, Inc., Paramount Capital, Inc. will be entitled to a portion of said cash fee amount and warrants to be paid by the Company to RBC Capital Markets. The Company has also agreed to pay its principal investor relations advisor, The Trout Group, a $100,000 success fee.

Schedule 3.1(u)

Pursuant to separate Registration Rights Agreements dated as of March 23, 1999 and September 15, 1998 between the Company and Sepracor Inc., Sepracor has incidental and demand registration rights in connection with certain shares of the Company it owns in the event of a registration of shares of Common Stock of the Company. The Company obtained a waiver from Sepracor of these rights in connection with the Company’s private placement closed on October 3, 2003. The Company has obtained, or will obtain, a waiver from Sepracor of these rights in connection with this private placement as well.

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